Exhibit 10.4

Chain Bridge I

8 The Green #17538

Dover, DE 19901

December 29, 2023

Re:          Services Agreement

Ladies and Gentlemen:

This letter (the “Services Agreement”) will confirm our agreement that, commencing on the date hereof (the “Effective Date”) and continuing until the earlier of (i) the consummation by Chain Bridge I (the “Company”) of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Fulton AC I, LLC (“Fulton AC”) shall take steps directly or indirectly to make available to the Company certain office space, secretarial and administrative services as may be required by the Company from time to time, situated at 8 The Green #17538, Dover, DE 19901 (or any successor location). In exchange therefore, the Company shall pay the Sponsor a sum of up to $30,000 per month commencing on the Effective Date and continuing monthly thereafter until the Termination Date.

Fulton AC hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) that was established in connection with and upon the consummation of the Company’s initial public offering and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Services Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Services Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this Services Agreement and any of their rights, interests, or obligations hereunder without the consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Services Agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

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This Services Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.

Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this letter agreement.

[Signature Page Follows]

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Sincerely,

CHAIN BRIDGE I

By:	/s/ Roger Lazarus
Name: Roger Lazarus
Title: Chief Financial Officer

Acknowledged and Agreed:

FULTON AC I, LLC

By:	/s/ Andrew Cohen
Name: Andrew Cohen
Title: Managing Member

[Signature Page to Services Agreement]